Ally Announces $1.25 Billion Share Repurchase Authorization
DETROIT, April 1, 2019 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) today announced that its Board of Directors has authorized the company to repurchase up to $1.25 billion of the company’s common stock from time to time from the third quarter of 2019 through the second quarter of 2020. This authorization is in addition to the previously announced authorization to repurchase up to $1.0 billion of the company’s common stock from time to time from the third quarter of 2018 through the second quarter of 2019.
“Returning capital to our stockholders remains an essential component of our capital allocation framework and I’m pleased to announce a 25% increase in our share repurchase program,” said Ally Chief Executive Officer Jeffrey J. Brown. “As we continue to efficiently deploy capital and provide an exceptional customer experience through our leading auto finance and deposit franchises, we’re well positioned to drive long-term value for our stockholders.”
The repurchase program enables Ally to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of management and on terms (including quantity, timing, and price) that management determines to be advisable. Actions in connection with the repurchase program will be subject to various factors, including Ally’s capital and liquidity positions, regulatory and accounting considerations (including Accounting Standards Update 2016-13, Financial Instruments - Credit Losses, commonly known as CECL), Ally’s financial and operational performance, alternative uses of capital, the trading price of Ally’s common stock, and market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $178.9 billion in assets as of December 31, 2018. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing It Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). We also support the Ally CashBack Credit Card. Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.
For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
daniel.eller@ally.com

LaToya Evans
Ally Communications (Media)
980-312-8471
latoya.evans@ally.com